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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 4)



                             UFP TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK - $.01 PAR VALUE
--------------------------------------------------------------------------------

                                    902673102
--------------------------------------------------------------------------------
                                 (CUSIP Number)








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                                  SCHEDULE 13G

CUSIP No. 902673102

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

                         ELIOT H. SHERMAN
         -----------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            -------------------------------------------------------------------
         (b)
            -------------------------------------------------------------------
3)       SEC Use Only

4)       Citizenship or Place of Organization  U.S.A.
                                             ----------------------------------

                           5)      Sole Voting Power      299,684
Number of Shares                                     --------------------------
Beneficially Owned
By Each Reporting          6)      Shared Voting Power
Person With                                           -------------------------

                           7)      Sole Dispositive Power     299,684
                                                         ----------------------

                           8)      Shared Dispositive Power
                                                           --------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                     299,684
         -----------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)             6.4%
                                                          ---------------------

12)      Type of Reporting Person (See Instructions)          IN
                                                    ----------------------------






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                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

                                 AMENDMENT NO. 4



Item 1 (a)    Name of Issuer:  UFP Technologies, Inc.

       (b)    Address of Issuer's Principal Executive Offices:

                 172 East Main Street
                 Georgetown, Massachusetts 01833

Item 2 (a)    Name of Person Filing:  Eliot H. Sherman

       (b)    Address of Principal Business Office or, if none, Residence:

                             28 Rockland Street
                             Wellesley, MA 02181

       (c)    Citizenship:  USA

       (d)    Title of Class of Securities, Common Stock, $.01 par value

       (e)    CUSIP NUMBER:  902673102

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 Not Applicable

Item 4 (a)    Amount Beneficially Owned:                           299,684

       (b)    Percent of Class:                                    6.4%

       (c)    Number of Shares as to which such person has:

                 (i)     sole power to direct the vote             299,684

                 (ii)    shared power to vote or to direct the vote      0

                 (iii)   sole power to dispose or to direct the
                         disposition of                            299,684



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                   (iv)    shared power to dispose or to direct the
                           disposition of                                   0

Item 5          Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                Not Applicable

Item 8          Identification and Classification of Members of the Group:

                Not Applicable

Item 9          Notice of Dissolution of Group:

                Not Applicable

Item 10         Certification

                Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                February 13, 1998
                                --------------------------------------
                                Date


                                /s/ Eliot H. Sherman
                                --------------------------------------
                                Signature


                                Eliot H. Sherman
                                --------------------------------------
                                Name/Title




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